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                                                                    EXHIBIT 10.6

[COMPASS BANK LOGO]


February l0, 2003


Mr. Richard C. Bailey, COO/CFO
Boyd Brothers Transportation, Inc.
3275 Highway 30
Clayton, AL 36016

Re: Security and Loan Agreement dated April 11, 2000 between Compass Bank and Boyd Brothers Transportation Co., Inc.

Dear Richard:

Section 6.01 in the Loan Agreement dated April 11, 2000 and subsequent amendments by and between Compass Bank and Boyd Brothers Transportation calls for a debt service coverage ratio of 1.0:1.0 at the end of December 2002. We herein waive that covenant requirement for the quarter and year ending December 31, 2002.

Thank you for the good relationship we have with Boyd Brothers. I will be in touch with you regarding changes needed in the existing covenants.

Sincerely,



/s/ Steven M. McCarroll
-------------------------------------
Steven M. McCarroll
City President